Exhibit 99.1

FOR IMMEDIATE RELEASE		October 28, 2010
Media Contact:	Alan Bunnell, (602) 250-3376	Page 1 of 5
Analyst Contact:	Rebecca Hickman, (602) 250-5668
Website:	pinnaclewest.com
PINNACLE WEST REPORTS STRONGER THIRD-QUARTER RESULTS
•	On-going earnings improve on higher retail revenue
•	Company affirms earnings guidance
•	Renewable energy expansion and continuing cost management remain company priorities
PHOENIX — Pinnacle West Capital Corp. (NYSE: PNW) today reported consolidated on-going earnings of $226.7 million, or $2.08 per diluted share of common stock, for the quarter ended September 30, 2010, compared to on-going earnings of $198.4 million, or $1.96 per share, for the same quarter in 2009. The quarterly comparison excludes results of discontinued operations, primarily related to the Company’s real estate segment. A reconciliation of on-going earnings to net income attributable to common shareholders is provided at the end of this release.
“Our financial and operating performance in the third quarter was solid, even with slow economic recovery,” said Pinnacle West Chairman, President and Chief Executive Officer Don Brandt. “Focusing on our core utility business, our top priorities remain operational excellence, disciplined cost management and sound capital investment to provide a reliable, sustainable energy future for Arizona.”
Pinnacle West’s consolidated net income attributable to common shareholders in the 2010 third quarter was $233.9 million, or $2.14 per diluted share of common stock, compared with net income attributable to common shareholders of $186.7 million, or $1.84 per diluted share, in the same period a year ago.

PINNACLE WEST 2010 THIRD-QUARTER RESULTS	October 28, 2010

The third-quarter on-going results comparison was positively impacted by the following factors:
•	Higher revenues resulting from retail electricity rate increases improved earnings by $0.33 per share. Of this amount, $0.30 per share was related to base rates and the remainder was related to line extension revenues, both implemented in January 2010 as a result of Arizona Public Service’s 2009 regulatory settlement.
•	Increased capitalized financing costs related to projects under construction improved earnings by $0.06 per share.
•	Weather patterns improved the Company’s earnings by $0.02 per share. While the average daily temperature in the 2010 third quarter of 94.1 degrees was not as hot as the 2009 quarterly average of 94.6 degrees, weather effects also were impacted by humidity. The mean daily humidity was almost 5 percent higher than the year-ago quarter.
•	The net effect of other miscellaneous items, including the favorable resolution of tax matters and fuel market prices, increased earnings $0.02 per share.
These positive factors were partially offset by the following items:
•	An increase in operations and maintenance expenses of $0.09 per share due largely to employee benefit costs and acceleration of a fossil plant overhaul. The variance excludes costs associated with renewable energy and demand-side management programs, which are offset by comparable amounts of operating revenues.
•	Lower retail electricity sales, excluding the effects of weather, reduced earnings by $0.05 per share. Weather-normalized retail sales decreased 1.7 percent in the current-year third quarter compared with the corresponding 2009 period. The sales decrease was related largely to the impact of APS’s energy efficiency programs for customers.
•	Higher infrastructure-related costs decreased earnings by $0.03 per share as property taxes and depreciation and amortization increased.
•	The common share issuance in April 2010 diluted earnings $0.14 per share.
Consolidated on-going earnings exclude results from discontinued operations, principally the Company’s real estate operations. Income from discontinued operations was $7.2 million, or $0.06 per share, for the 2010 third-quarter, which compared favorably with a loss from discontinued operations of $11.7 million, or $0.12 per share, for the same quarter a year earlier.
APS, the Company’s principal subsidiary, reported 2010 third-quarter net income attributable to common shareholder of $226.6 million versus earnings of $197.1 million for the comparable 2009 quarter.
During the quarter, APS announced 33 megawatts of new solar power plants to be built in Arizona. The facilities, which are expected to begin operating in mid- to late-2011, will produce enough power at peak production to serve 8,250 homes.

PINNACLE WEST 2010 THIRD-QUARTER RESULTS	October 28, 2010

2010 and 2011 Earnings Outlook
The Company continues to expect its 2010 consolidated on-going earnings to be in the range of $2.95 to $3.10 per diluted share. Key factors and assumptions underlying the outlook remain unchanged, except for the following:
•	Actual weather for first nine months of year and normal weather patterns for remainder of year;
•	Weather-normalized retail electricity sales volumes to be slightly below the prior year, in part due to the Company’s energy efficiency initiatives and reflecting weak first-quarter and third-quarter results;
•	Total electricity gross margin (operating revenues, net of fuel and purchased power expenses, excluding Renewable Energy Surcharge and similar rate adjustors) of about $2.00 billion to $2.02 billion, which was previously expected to be $2.00 billion to $2.05 billion;
•	Operating expenses (operations and maintenance, excluding costs for Renewable Energy Standard and similar regulatory programs; depreciation and amortization; and taxes other than income taxes) of about $1.29 billion to $1.31 billion, which was previously expected to be $1.26 billion to $1.29 billion; and
•	Interest expense, net of allowances for borrowed and equity funds used for construction, of about $200 million to $210 million, which was previously expected to be $210 million to $220 million.
The Company also continues to estimate its 2011 consolidated on-going earnings will be within the 2010 guidance range with some opportunity for modestly exceeding that range.
Conference Call and Web Cast
Pinnacle West invites interested parties to listen to the live web cast of management’s conference call to discuss the Company’s 2010 third-quarter results, as well as recent developments, at 12:00 noon (ET) today, October 28. The web cast can be accessed at www.pinnaclewest.com/presentations and will be available for replay on the web site for 30 days. To access the live conference call by telephone, dial (877) 407-8035 or (201) 689-8035 for international callers. A replay of the call also will be available until 11:55 p.m. (ET), Wednesday, November 3, 2010, by calling (877) 660-6853 in the U.S. and Canada or (201) 612-7415 internationally and entering Account number 286, followed by Conference ID number 358822.
General Information
Pinnacle West is a Phoenix-based company with consolidated assets of about $12.4 billion. Through its subsidiaries, the Company generates, sells and delivers electricity and sells energy-related products and services to retail and wholesale customers in the western United States.
Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit www.pinnaclewest.com/investors.

PINNACLE WEST 2010 THIRD-QUARTER RESULTS	October 28, 2010

PINNACLE WEST CAPITAL CORPORATION
NON-GAAP FINANCIAL MEASURE RECONCILIATION

NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS
(GAAP MEASURE) TO ON-GOING EARNINGS (NON-GAAP FINANCIAL MEASURE)

	Three Months Ended		Three Months Ended
	Sept. 30, 2010		Sept. 30, 2009
	Dollars in	Diluted	Dollars in	Diluted
	Millions	EPS	Millions	EPS

Net Income Attributable to Common Shareholders	$233.9	$2.14	$186.7	$1.84
Adjustments:
Discontinued Operations, primarily real estate segment	(7.2)	(0.06)	11.7	0.12

On-going Earnings	$226.7	$2.08	$198.4	$1.96

NON-GAAP FINANCIAL INFORMATION
In this press release, we refer to “on-going earnings.” On-going earnings is a “non-GAAP financial measure,” as defined in accordance with SEC rules. We believe on-going earnings provide investors with a useful indicator of our results that is comparable among periods because it excludes the effects of unusual items that may occur on an irregular basis. Investors should note that these non-GAAP financial measures involve judgments by management, including whether an item is classified as an unusual item. We use on-going earnings, or similar concepts, to measure our performance internally in reports for management.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements regarding our 2010 and 2011 earnings outlook, and neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by applicable law. These forward-looking statements are often identified by words such as “estimate,” “predict,” “may,” “believe,” “plan,” “expect,” “require,” “intend,” “assume” and similar words. Because actual results may differ materially from expectations, we caution you not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:
•	regulatory and judicial decisions, developments and proceedings;
•	our ability to achieve timely and adequate rate recovery of our costs;
•	our ability to reduce capital expenditures and other costs while maintaining reliability and customer service levels;
•	variations in demand for electricity, including those due to weather, the general economy, customer and sales growth (or decline), and the effects of energy conservation measures;
•	power plant performance and outages;
•	volatile fuel and purchased power costs;
•	fuel and water supply availability;
•	new legislation or regulation including those relating to greenhouse gas emissions, renewable energy mandates and energy efficiency standards;
•	our ability to meet renewable energy requirements and recover related costs, including returns on debt and equity capital;
•	risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•	competition in retail and wholesale power markets;
•	the duration and severity of the economic decline in Arizona and current credit, financial and real estate market conditions;

PINNACLE WEST 2010 THIRD-QUARTER RESULTS	October 28, 2010

•	the cost of debt and equity capital and the ability to access capital markets when required;
•	restrictions on dividends or other burdensome provisions in our credit agreements and Arizona Corporation Commission orders;
•	our ability, or the ability of our subsidiaries, to meet debt service obligations;
•	changes to our credit ratings;
•	the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•	the liquidity of wholesale power markets and the use of derivative contracts in our business;
•	potential shortfalls in insurance coverage;
•	new accounting requirements or new interpretations of existing requirements;
•	generation, transmission and distribution facility and system conditions and operating costs;
•	the ability to meet the anticipated future need for additional baseload generation and associated transmission facilities in our region;
•	the willingness or ability of our counterparties and power plant participants to meet contractual or other obligations;
•	technological developments affecting the electric industry; and
•	economic and other conditions affecting SunCor Development Company’s ability to dispose of its remaining assets and satisfy its debt obligations.
These and other factors are discussed in Risk Factors described in Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which readers should review carefully before placing any reliance on our financial statements, disclosures or our earnings outlook.
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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2010	2009	2010	2009
Operating Revenues
Regulated electricity segment	$1,116,211	$1,083,750	$2,527,052	$2,498,838
Other revenues	22,874	5,286	52,982	16,164

Total	1,139,085	1,089,036	2,580,034	2,515,002

Operating Expenses
Regulated electricity segment fuel and purchased power	353,904	381,543	821,244	920,630
Operations and maintenance	221,469	198,030	644,415	610,401
Depreciation and amortization	104,194	103,008	307,864	304,066
Taxes other than income taxes	37,528	34,015	100,936	100,788
Other expenses	18,365	5,033	41,009	15,862

Total	735,460	721,629	1,915,468	1,951,747

Operating Income	403,625	367,407	664,566	563,255

Other
Allowance for equity funds used during construction	5,524	2,197	16,417	11,919
Other income	4,348	4,386	3,828	4,102
Other expense	(3,855)	(1,934)	(8,650)	(8,887)

Total	6,017	4,649	11,595	7,134

Interest Expense
Interest charges	60,491	60,299	181,937	177,447
Allowance for borrowed funds used during construction	(6,163)	(1,349)	(12,314)	(8,318)

Total	54,328	58,950	169,623	169,129

Income From Continuing Operations Before Income Taxes	355,314	313,106	506,538	401,260

Income Taxes	123,486	109,778	168,143	137,594

Income From Continuing Operations	231,828	203,328	338,395	263,666

Income (Loss) From Discontinued Operations
Net of Income Taxes	7,211	(12,305)	19,313	(165,867)

Net Income	239,039	191,023	357,708	97,799

Less: Net income (loss) attributable to noncontrolling interests	5,119	4,371	15,005	(690)

Net Income Attributable To Common Shareholders	$233,920	$186,652	$342,703	$98,489

Weighted-Average Common Shares Outstanding — Basic	108,632	101,223	105,846	101,107

Weighted-Average Common Shares Outstanding — Diluted	109,094	101,385	106,318	101,184

Earnings Per Weighted-Average Common Share Outstanding
Income from continuing operations attributable to common shareholders — basic	$2.09	$1.96	$3.06	$2.47
Net income attributable to common shareholders — basic	$2.15	$1.84	$3.24	$0.97
Income from continuing operations attributable to common shareholders — diluted	$2.08	$1.96	$3.04	$2.46
Net income attributable to common shareholders — diluted	$2.14	$1.84	$3.22	$0.97

Amounts Attributable To Common Shareholders
Income from continuing operations, net of tax	$226,700	$198,375	$323,361	$249,412
Discontinued operations, net of tax	7,220	(11,723)	19,342	(150,923)

Net income attributable to common shareholders	$233,920	$186,652	$342,703	$98,489